Jack Henry & Associates, Inc.	Analyst & IR Contact:	Kevin D. Williams
663 Highway 60, P.O. Box 807		Chief Financial Officer
Monett, MO 65708		(417) 235-6652

FOR IMMEDIATE RELEASE

JACK HENRY & ASSOCIATES SECOND QUARTER FISCAL 2015
ENDS WITH 13% INCREASE IN EARNINGS PER SHARE

Monett, MO, February 3, 2015 - Jack Henry & Associates, Inc. (NASDAQ: JKHY), a leading provider of technology solutions and payment processing services primarily for the financial services industry, today announced second quarter fiscal 2015 results.
The company is in the process of reviewing its revenue recognition policies with Deloitte and Touche LLP, the company's independent registered public accounting firm. The review relates to certain in-house software license contracts with multiple products included on a single agreement with the client. We have identified adjustments to software license and related implementation fees and those are included in the accompanying press release. Our evaluation related to recognition of revenue related to software maintenance is ongoing and could not be completed prior to the scheduled earnings release. Management believes any adjustments that may be required related to this issue will be immaterial, but there can be no assurance as to that outcome. We will provide an updated disclosure regarding the outcome of this review and if material any changes to our financial statements resulting therefrom as soon as we complete the review process.
The Company reported a 6% increase in total revenue, an increase of 4% in gross profit and a 7% increase in net income over the second quarter of fiscal 2014. For the first six months of fiscal 2015, revenue increased 7%, with an increase of 7% in gross profit and an increase of 8% in net income compared to last year.
For the quarter ended December 31, 2014, the company generated total revenue of $324.2 million compared to $304.9 million in the same quarter a year ago. Gross profit increased to $139.8 million from $134.4 million in the second quarter of last fiscal year. Net income in the current quarter was $59.0 million, or $0.72 per diluted share, compared to $54.9 million, or $0.64 per diluted share in the same quarter a year ago.
For the six months ended December 31, 2014, total revenue of $643.9 million was generated compared to $599.1 million in the first six months of fiscal 2014. Gross profit increased to $280.0 million compared to $261.9 million during the same period last fiscal year. Net income for the six months of fiscal 2015 totaled $112.8 million, or $1.37 per diluted share, compared to $104.0 million, or $1.21 per diluted share for the same six months in fiscal 2014.
According to Jack Prim, CEO, “We are pleased to deliver another quarter with record revenue and earnings. Organic revenue growth remained solid at 7%, or 8% absent the one-time revenue recognition adjustments."
Operating Results
License revenue for the second quarter decreased to $10.7 million from $14.4 million in the second quarter a year ago. License revenue was 3% of total revenue in the current quarter, decreasing from 5% in the same period a year ago. All components of support and service revenue grew in the quarter compared to the prior year and increased 9% to $299.6 million, or 92% of total revenue in the second quarter of fiscal 2015 from $275.1 million, or 90% of total revenue for the same period a year ago. Hardware sales in the second quarter of fiscal 2015 decreased 9% to $13.9 million, or 4% of total revenue, from $15.4 million, or 5% of total revenue in the second quarter of last fiscal year.
License revenue was $26.9 million for the six months ended December 31, 2014, up from $25.0 million a year ago. License revenue was 4% of total revenue in both fiscal years. There was growth in all components of support and service revenue in the first six months of fiscal 2015 resulting in a 8% increase in support and service revenue, which expanded to $590.3 million in the first six months of fiscal 2015 from $544.4 million for the same period a year ago. Support and service as a percentage of total revenue increased to 92% of fiscal 2015 year-to-date revenue from 91% last year. Hardware sales in the first six months of fiscal 2015 decreased 10% to $26.7 million, or 4% of total revenue, from $29.7 million, or 5% of total revenue, in the same period last year.
Cost of sales for the second quarter increased 8% to $184.4 million from $170.5 million in the second quarter of fiscal 2014. Gross profit increased 4% to $139.8 million for the second quarter this fiscal year from $134.4 million last year. Gross margin was 43% in the second quarter compared to 44% in the same quarter last year.
Cost of sales for the six months ended December 31, 2014 increased 8%, to $363.9 million from $337.1 million for the same period ended December 31, 2013. Gross profit for the first six months of fiscal 2015 increased 7% to $280.0 million compared to $261.9 million last year. Gross margin was 43% for the six months ended December 31, 2014 compared to 44% for the same period last year.
Gross margin on license revenue was 92% for the second quarter of both fiscal 2015 and fiscal 2014. Support and service gross margin was 42% in the second quarter of both fiscal 2015 and fiscal 2014. Hardware gross margins increased for the second quarter to 31% from 29% for the same quarter last year.

JKHY Second Quarter EPS Increases 13%
February 3, 2015

Gross margin on license was 91% for the six months ended December 31, 2014, increasing from 90% for the six months ended December 31, 2013. The support and service gross margin was 42% for the year-to-date period ending December 31, 2014, compared to 43% for the six months ended December 31, 2013. Year-to-date hardware gross margins increased from 27% in the six months ended December 31, 2013 to 29% for the six months ended December 31, 2014.
Operating expenses increased 5% in the second quarter of fiscal 2015 compared to the same quarter a year ago primarily due to increased headcount and related salaries. Selling and marketing expenses increased 6% in the current year second quarter to $22.6 million, or 7% of total revenue, from $21.2 million, or 7% of prior year second quarter revenue. Research and development expenses increased 10% to $17.7 million, or 5% of total revenue, from $16.1 million, or 5% of total revenue, for the second quarter in fiscal 2014. General and administrative costs decreased 5% in the current year second quarter to $11.5 million, or 4% of total revenue, from $12.1 million, or 4% of total revenue, in the second quarter of fiscal 2014.
For the six months ended December 31, 2014, operating expenses increased 7% to $107.7 million, compared to $100.8 million for the same period a year ago. Selling and marketing expenses increased 6% in the six months ended December 31, 2014 to $45.2 million from $42.6 million in the prior year, and remained at 7% of total revenue for both fiscal years. Research and development expenses increased 8% to $34.5 million, or 5% of total revenue, for fiscal 2015 year to date, from $31.8 million, or 5% of total revenue, last year. General and administrative costs increased 6% to $28.0 million in the first six months of fiscal 2015, from $26.4 million for the same period a year ago, and was 4% of total revenue in both periods.
Operating income increased 4% to $88.0 million, or 27% of second quarter revenue, compared to $84.9 million, or 28% of revenue in the second quarter of fiscal 2014. Provision for income taxes decreased 4% in the current second quarter compared to the same quarter in fiscal 2014 and is 32.8% of income before income taxes this quarter compared to 35.2% of income before income taxes for the same period in fiscal 2014. Second quarter net income totaled $59.0 million, or $0.72 per diluted share, compared to $54.9 million, or $0.64 per diluted share in the second quarter of fiscal 2014.
Operating income increased 7% to $172.3 million for the first six months of fiscal 2015 compared to $161.2 million for the same period a year ago. Year to date operating income was 27% of total revenue in both the current and previous fiscal years. Provision for income taxes as a percentage of income before income taxes decreased to 34.3% year to date in fiscal 2015 from 35.4% year to date in fiscal 2014. Net income for the six month period totaled $112.8 million for fiscal 2015, or $1.37 per diluted share, compared to $104.0 million, or $1.21 per diluted share, for fiscal 2014.
Balance Sheet and Cash Flow Review
At December 31, 2014, cash and cash equivalents decreased to $49.3 million from $155.5 million at December 31, 2013. Trade receivables increased to $147.9 million from $136.4 million a year ago. Current and long term debt increased from $9.7 million a year ago to $78.8 million at December 31, 2014. Deferred revenue increased to $237.4 million at December 31, 2014, compared to $219.3 million a year ago. Stockholders' equity decreased 13% to $994.9 million at December 31, 2014, compared to $1,137.6 million a year ago.
Cash provided by operations totaled $126.9 million in the current year compared to $131.3 million last year. The following table summarizes net cash (in thousands) from operating activities:

	Six Months Ended December 31,
	2014	2013
Net income	$112,756	$104,011
Non-cash expenses	58,333	57,465
Change in receivables	76,151	94,694
Change in deferred revenue	(109,418)	(105,182)
Change in other assets and liabilities	(10,925)	(19,672)
Net cash provided by operating activities	$126,897	$131,316
Cash used in investing activities for fiscal 2015 of $63.4 million included capital expenditures of $27.4 million, capitalized software development of $36.8 million, and $7.4 million for internal use software, partially offset by $8.2 million proceeds from the sale of assets, mainly related to the TeleWeb suite of Internet and mobile banking software products to Data Center Inc. (DCI). Cash used in investing activities for fiscal 2014 of $55.1 million included capital expenditure of $21.9 million, capitalized software development of $29.0 million, and $7.0 million for internal use software, partially offset by $2.8 million proceeds from the sale of assets.
During fiscal 2015, net cash used in financing activities for the current fiscal year is $84.5 million and included $112.8 million for the purchase of treasury shares, payment of dividends of $36.0 million, and a $1.1 million net cash outflow from the issuance of stock and tax related to stock-based compensation, offset by $70.0 million of borrowings on our revolving credit facility. Net cash used in financing activities for the prior fiscal year was $48.7 million and included payment of dividends of $34.1 million, repayments on our credit facilities of $13.6 million, and $0.9 million net cash outflow from the issuance of stock and tax related to stock-based compensation.
According to Kevin Williams, CFO, "when you remove all the one-time events from the numbers: sale of TeleWeb, some one-time expenses during the quarter which offset part of that gain, the reinstatement of the R&E credit and the impact of the revenue

JKHY Second Quarter EPS Increases 13%
February 3, 2015

recognition adjustment discussed below, we still had strong results from operations. Margins continue to be in the range that we guided to at the beginning of the year."
Identification of a Material Weakness; Prior Period Corrections
The Company will be amending its Form 10-K for 2014 as well as its Quarterly Report on Form 10-Q for the first quarter of fiscal 2015 to reflect a conclusion by the Company's management that internal control over financial reporting and disclosure controls and procedures were not effective as of June 30, 2014, and that disclosure controls and procedures were not effective as of September 30. On August 27, 2014, upon filing of our Form 10-K for 2014, the Company had concluded that our internal control over financial reporting and disclosure controls and procedures were effective as of June 30, 2014. As part of this same filing, our independent registered public accounting firm Deloitte & Touche LLP (“Deloitte”), also concluded that our internal controls over financial reporting were effective.
After re-evaluating our internal control over financial reporting related to our revenue recognition for certain of our Software License Maintenance and Service Agreements in 2014, the Company's management concluded that a material weakness existed in those areas and that therefore the Company's internal control over financial reporting and disclosure controls and procedures were not effective as of June 30, 2014. Similarly, management has concluded that because that same material weakness had not been remediated by September 30, 2014, our disclosure controls and procedures continued to be ineffective as of that date. The  Company is preparing an amendment to our Form 10-K for the year ended June 30, 2014 to i)  revise Deloitte's opinion regarding the effectiveness of the Company’s internal control over financial reporting as of June 30, 2014 and (ii) revise management’s conclusions regarding the effectiveness of our disclosure controls and procedures and internal control over financial reporting as of June 30, 2014, and is preparing an amendment to our Form 10-Q for the quarter ended September 30, 2014 to reflect managements revised conclusion on the effectiveness of our disclosure controls and procedures.  The Company is in the process of remediating the identified deficiencies in internal control over financial reporting.
In light of the identified material weakness in internal control over financial reporting, the Company has performed additional analyses and other post-closing procedures. Following those additional analyses and procedures, we have corrected certain amounts within the condensed consolidated financial statements presented for the three and six months ended December 31, 2013 and throughout this press release have been restated to correct errors related to the timing of when revenue was recognized. Such corrections adjusted the statement of income for the three months ended December 31, 2013 by increasing revenues by $2.4 million and increasing net income by $0.9 million. Such corrections adjusted the statement of income for the six months ended December 31, 2013 by increasing revenues by $0.9 million and increasing net income by $0.2 million. These errors are immaterial to prior periods; accordingly, prior filings will not be restated. Rather, we will present the immaterial effects of these errors in future filings.
About Jack Henry & Associates
Jack Henry & Associates, Inc. (NASDAQ: JKHY) is a leading provider of computer systems and electronic payment solutions primarily for financial services organizations. Its technology solutions serve almost 11,300 customers nationwide, and are marketed and supported through three primary brands. Jack Henry Banking™ supports banks ranging from community banks to multi-billion dollar institutions with information processing solutions. Symitar™ is the leading provider of information processing solutions for credit unions of all sizes. ProfitStars provides highly specialized products and services that enable financial institutions of every asset size and charter, and diverse corporate entities to mitigate and control risks, optimize revenue and growth opportunities, and contain costs.  Additional information is available at www.jackhenry.com. The company will hold a conference call on February 4, 2015; at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.
Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.

JKHY Second Quarter EPS Increases 13%
February 3, 2015

Condensed Consolidated Statements of Income (Unaudited)
(In Thousands, Except Per Share Data)	Three Months Ended December 31,		% Change	Six Months Ended December 31,		% Change
	2014	2013		2014	2013
REVENUE
License	$10,674	$14,384	(26)%	$26,929	$24,957	8%
Support and service	299,643	275,142	9%	590,272	544,423	8%
Hardware	13,898	15,356	(9)%	26,652	29,694	(10)%
Total	324,215	304,882	6%	643,853	599,074	7%
COST OF SALES
Cost of license	824	1,096	(25)%	2,477	2,388	4%
Cost of support and service	174,010	158,517	10%	342,451	312,932	9%
Cost of hardware	9,574	10,867	(12)%	18,959	21,808	(13)%
Total	184,408	170,480	8%	363,887	337,128	8%
GROSS PROFIT	139,807	134,402	4%	279,966	261,946	7%
Gross Profit Margin	43%	44%		43%	44%
OPERATING EXPENSES
Selling and marketing	22,566	21,205	6%	45,212	42,555	6%
Research and development	17,681	16,142	10%	34,472	31,814	8%
General and administrative	11,514	12,132	(5)%	28,025	26,382	6%
Total	51,761	49,479	5%	107,709	100,751	7%
OPERATING INCOME	88,046	84,923	4%	172,257	161,195	7%
INTEREST INCOME (EXPENSE)
Interest income	28	129	(78)%	85	260	(67)%
Interest expense	(337)	(267)	26%	(603)	(546)	10%
Total	(309)	(138)	124%	(518)	(286)	81%
INCOME BEFORE INCOME TAXES	87,737	84,785	3%	171,739	160,909	7%
PROVISION FOR INCOME TAXES	28,741	29,882	(4)%	58,983	56,898	4%
NET INCOME	$58,996	$54,903	7%	$112,756	$104,011	8%
Diluted net income per share	$0.72	$0.64		$1.37	$1.21
Diluted weighted average shares outstanding	81,634	85,986		82,112	85,920

Consolidated Balance Sheet Highlights (Unaudited)
(In Thousands)				December 31,		% Change
				2014	2013
Cash and cash equivalents				$49,332	$155,501	(68)%
Receivables				147,890	136,369	8%
Total assets				1,564,863	1,588,889	(2)%

Accounts payable and accrued expenses				$71,771	$62,024	16%
Current and long term debt				78,811	9,678	714%
Deferred revenue				237,397	219,332	8%
Stockholders' Equity				994,917	1,137,647	(13)%